Schooner                                                                                       Exh15-Code of Ethics
                     Investments

Schooner Investment Group LLC

CODE OF ETHICS
POLICIES AND PROCEDURES

Schooner Investment Group LLC has adopted the following Code of Ethics.  It is applicable to every employee of Schooner Investment Group LLC., and to certain persons associated with Schooner Investment Group LLC. Each person to whom this policy applies is referred to as an “associate”.

PLEASE NOTE THAT WE REQUIRE YOUR SIGNATURE
ON THE LAST PAGE OF THIS DOCUMENT

Introduction
As an investment adviser, Schooner Investment Group LLC always has a fiduciary duty to place the interests of its clients first.  This means that we prohibit Schooner Investment Group LLC associates from engaging in any activity that conflicts, or has the potential to conflict, with the interests of clients and that associates must not take inappropriate advantage of their positions.  To help ensure that associates abide by their fiduciary duties to clients, Schooner’s Code of Ethics is set forth below.  This code addresses three topics:  (1) personal securities transactions by associates; (2) the misuse of material, non-public information; and (3) other conflicts of interest.

As with any set of policies, these policies cannot address every circumstance that may lead to a conflict or a potential conflict or to the misuse of material, non-public information.  Therefore, we expect all associates to abide not only by the letter, but also the spirit, of the policies and to conduct themselves by using good judgment.  Failure to do so may result in sanctions, including suspension or dismissal.

SECTION I.
POLICY REGARDING DISCLOSURE OF PERSONAL SECURITIES TRADING

A.           We require that you report to the Compliance Officer every security transaction in which (i) you, or (ii) your spouse, minor children and adults living in your household have participated.  Included are accounts of which you are a trustee, executor, or other fiduciary, as well as accounts in which you have a direct or indirect beneficial interest. You “participate” in a securities transaction when you actually affect the trade, or in circumstances in which you could influence the trade.   As used in this document, “securities” include, but are not limited to, equity, debt, options, futures, interests in funds (whether formed as corporations, limited partnerships, limited liability companies, etc.) that trade or invest in securities or in the interests of other funds.  References to “you” include all other persons, such as your spouse, to whom this policy applies.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

 The following securities and transactions are, however, exempt from these requirements:

	Mutual funds (i.e., open-end investment companies, but not closed-end funds);

	Money market instruments, including: U.S. Treasury securities, bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements;


Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

	Any acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the holder received the rights in the issuance.

You must meet two separate disclosure requirements:

1.
A report is due within ten (10) days after each transaction trade date.  This report must include the following information: the name of the security, date of the transaction, quantity, price and name of the broker-dealer through which you effected the transaction. Your broker must send a copy of the trade confirmation addressed to “Compliance Officer,” currently, Jeremy McCann. Please note that your broker’s providing a copy of the monthly account statement, usually, will not satisfy this reporting requirement since Schooner Investment Group LLC will not receive the monthly statement in time to report the trade within ten days.

2.
The firms that effect securities transactions for you and for other persons, such as your spouse, to whom this policy applies, must provide copies of all monthly account statements to Schooner.  We require that your brokers send duplicate trade confirmations and monthly account statements automatically to the attention of “Compliance Officer,”.  Brokers should send these items to Schooner Investment Group LLC , Attn: Personal Securities Trading Compliance, 150 N. Radnor Chester Rd, Ste F-200, Radnor, PA 19087.

Besides complying with Section I, paragraph 1 above, if you hold securities in your name, rather than in street name, you must provide an accurate list of each security you presently hold and update that list as your holdings change.  This also applies to all other persons, such as a spouse, to whom this policy applies.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

B.           In addition, we impose a restriction upon anyone who has knowledge of the “securities positions” in which any Schooner Investment Group LLC, customer, vendor, affiliate or related entity, direct or indirect has an interest hereafter referred to as “affiliate”.  Our policy is that no one acquire an interest, no matter how small, in any security (or establish a short position in any security) in which he or she is aware that a Schooner Investment Group LLC. or an affiliate has a position (long or short).  This policy applies no matter the source of your knowledge regarding that position and without regard to the fact that the position you are taking may be contrary to the established Schooner Investment Group LLC position.  For example, you may not establish a short position in a security you know Schooner Investment Group LLC or affiliate to be long.  Furthermore, the concept of a security in which Schooner Investment Group LLC or an affiliate has an interest should be viewed broadly to include all related securities.  Thus, for example, if you know that a position exists in a common stock, you may not purchase options, warrants, or convertible debt related to that issue.

C.           From time to time, we may also identify specific securities or issuers as “restricted.”  We will not permit transactions in those securities or issuers while they are so designated.  Generally, we will advise you by e-mail of any changes to the “restricted” list.

D.           “Front-Running” - the practice of making a personal purchase in advance of a purchase by a trading entity, or a personal sale (including a short sale) in advance of a trading entity’s sale (or short sale) - is prohibited.  Accordingly, no trader may make a purchase of an issue, which the trader intends to acquire at a later date for a trading entity, without regard to how much later the intended purchase for the trading entity may be.  In the rare circumstance in which a trader owns a security that is in his or her portfolio, a similar restriction applies.  Persons who work with a trader and are aware of the trader’s intention are similarly prohibited.

SECTION II.  POLICY STATEMENT ON INSIDER TRADING

Schooner’s business may require associates to deal with confidential information.  The proper handling of material, non-public information is critical to Schooner’s integrity.  Our reputation is a vital asset and we strive to avoid even the appearance of the misuse of material, non-public information.  The misuse of non-public information may violate federal and state securities laws, and other legal and regulatory requirements.  Violations may be damaging to both the reputation and financial position of Schooner Investment Group LLC and its affiliates.

Schooner Investment Group LLC forbids trading, either for oneself or for others, on material, non-public information or communicating material, non-public information to others in violation of the law.  This conduct is frequently called “insider trading.”  Schooner’s policy extends to activities within and outside one’s relationship with Schooner.  Individuals who cease to work for Schooner Investment Group LLC must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

The federal securities laws do not define the term “insider trading”; generally, it refers to the use of material, non-public information to trade in securities (whether or not one is an “insider”) or the communication of material, non-public information to others.

While the laws concerning insider trading are not by no means crystal clear, it is generally understood that the laws prohibit:

i.	trading by an insider, while in possession of material, non-public information;

ii.
trading by a non-insider, while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; or

iii.	communicating material, non-public information to others.

We discuss the elements of insider trading and the penalties for such unlawful conduct below.  If, after reviewing this aspect of the policy, you have any questions, please contact Greg Levinson.

1.             Who is an Insider?

The notion of “insider” is very broad and includes three categories of persons.  First, it includes officers, directors and employees of a company.  Second, a person can be a “temporary insider” if he or she enters a special confidential relationship with a company that gives him or her access to the conduct of that company’s affairs.  Therefore, that person receives information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition,  Schooner Investment Group LLC may become a temporary insider of a company it advises or for which it performs other services.  According to the United States Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.  Third, the Supreme Court has recently ruled that any person who gains inside information under conditions in which that person knows it should remain confidential is an “insider,” even if he or she does not work for the company or obtain the information as a temporary insider of the company.  U.S. v. O’Hagan, No. 96-842 (June 25, 1997).

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

2.             What is Material Information?

Trading on insider information is not a basis for liability unless the information is material.  “Material information” generally means (i) information for which there is the substantial likelihood that reasonable investors would consider it important in making their investment decisions; or (2) information that is reasonably certain to affect materially the price of a company’s securities.  Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  There, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.             What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or that has appeared in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation would be considered public.

4.             Bases for Liability

i.           Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material, non-public information, but that such a duty arises only where there is a fiduciary relationship.  That is, a relationship between the parties to the transaction must be such that one party has a right to expect that the other party will not disclose any material, non-public information or refrain from trading.  Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders:  they can enter a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that an insider who has violated his or her fiduciary duty to the company’s shareholders has given them confidential information.  However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure.  The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

ii.           Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material, non-public information stolen or misappropriated from any other person.  In U.S. v. Carpenter (1987), supra, the Court found that a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets.  One should note that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.  The Supreme Court recently upheld the misappropriation theory in the O’Hagan case discussed above.

5.             Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information are severe, for both individuals involved in such unlawful conduct and their employers.  Persons can be subject to some or all of the penalties below even if they do not personally benefit from the violation.  Penalties include:

	civil injunctions
	treble damages
	disgorgement of profits
	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person benefited, and
	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Schooner Investment Group LLC including dismissal of the persons involved.

SECTION III.  PROCEDURES TO CARRY OUT THE INSIDER TRADING POLICY

Besides disclosure of personal securities trading described in Section I above, we have established the following procedures to help you avoid insider trading, and to aid Schooner Investment Group LLC in preventing, detecting and imposing sanctions against insider trading.  You must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures, you should consult Greg Levinson.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

1.             Identifying Insider Information

Before trading for yourself or others (including funds supported by Schooner Investment Group LLC in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.
Is the information material?  Is this information that investors would consider important in making their investment decisions?  Is this information that could substantially affect the market price of the securities if generally disclosed?

ii.
Is the information non-public?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being published in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation?

If, after you have considered the above, you believe that the information is material and non-public, or if you have questions whether the information is material and non-public, you should take the following steps:

i.
Report the matter immediately to Greg Levinson or any Managing Director  (“Schooner Investment Group LLC Executives”) (If you are a Schooner Investment Group LLC Executive, you must report it to another Schooner Investment Group LLC Executive.).

ii.	Do not purchase or sell the securities for yourself or others, including investment companies or private accounts managed or serviced by Schooner.

iii.	Do not share the information inside or outside Schooner, other than with a Schooner Investment Group LLC Executives.

iv.	After a Schooner Investment Group LLC Executives has reviewed the issue, we will either allow you to trade and share the information or instruct you to refrain from this action.

2.             Restricting Access to Material, Non-Public Information

You may not share any information in your possession that you identify as material and non-public with anyone, including persons within Schooner, except as provided in Section III, paragraph 1 above.  In addition, you should take care so that such information is secure.  For example, you should seal files that contain material, non-public information, and restrict access to computer files containing material, non-public information.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

3.             Resolving Issues Concerning Insider Trading

If, after you considered the items set forth in Section III, paragraph 1 above, doubt remains whether information is material or non-public, or if you have any unresolved question as to how to apply or interpret these procedures, or as to the proprietary of any action, you must discuss it with Greg Levinson before trading or communicating the information to anyone, including Schooner Investment Group LLC Executives.

SECTION IV.  OTHER CONFLICTS OF INTEREST

Conflicts of interest may also arise in situations other than personal securities transactions:

1.             Providing Investment Advice to Others

To avoid conflicts with the interests of our clients, you may not provide investment advice to any person or manage any person’s portfolio on a discretionary basis, except to Schooner Investment Group LLC’s clients, members of your family (unless you receive compensation for that advice), or charitable organizations that qualify under Section 501(c)(3) of the Internal Revenue Code (as noted elsewhere, the Code of Ethics covers transactions by members of your immediate family, and accounts for which you are a trustee, executor, or other fiduciary).    In particular, you may not provide investment advice1 or portfolio management services for compensation to any person, other than a Schooner Investment Group LLC client, under any circumstances unless that arrangement is disclosed to and approved by a Schooner Investment Group LLC Executive (if you are a Schooner Investment Group LLC Executive, another Schooner Investment Group LLC Executive must approve the arrangement).

2.             Disclosure of Personal Interest in Transactions

It is a conflict of interest to recommend any security to a client, or to direct any transaction for a client in that security, if you have a personal interest in that security.  Therefore, if you have a personal interest in a security, you must disclose that interest to Greg Levinson before recommending that security or before directing an investment decision with respect to that security.  If you have the power to direct any transaction in any such security, investment personnel with no personal interest in the issuer must review such an investment decision.

[1]	“Investment advice” means advice as to the value of securities, or as to the advisability of investing in, purchasing, or selling securities.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

3.             Favoritism and Gifts

You may not seek or accept gifts (including tickets to sporting and theatrical events), favors, preferential treatment, or valuable consideration of any kind exceeding $100 per person per year from certain persons because of your association with Schooner.  This prohibition applies to anyone who does business or is soliciting business with any Schooner Investment Group LLC entity, and to any organization (such as a bank, broker-dealer, or other financial intermediary, accounting firm, or law firm) engaged in the securities or banking business.  Schooner Investment Group LLC may grant exceptions in appropriate circumstances; you should contact a Schooner Investment Group LLC Executive (if you are a Schooner Investment Group LLC Executive, another Schooner Investment Group LLC Executive must approve the arrangement) if you believe you warrant an exception.

4.	Disclosure of Information Concerning Securities Recommendations, and Transactions, and other Proprietary Information

Except as may be appropriate in connection with your job responsibilities and without limiting the provisions of the confidentiality agreement you previously signed, you may not release information to any person not associated with Schooner Investment Group LLC(except to those concerned with the transaction or entitled to the information on behalf of the client) as to (1) the securities holdings, names or other information of any client; (2) any transactions executed for any client; (3) any Schooner Investment Group LLC fund or funds’ transactions directly or indirectly, aggregate holdings in, or trading decisions or considerations regarding any security or investment technique; or (4) any information regarding any investor in a client, a party or counterpart to a transaction, or any trading adviser working with Schooner Investment Group LLC In particular, you must take special precautions not to disclose information concerning recommendations, transactions, or programs to buy or sell particular securities that are not yet completed or are under consideration, except (1) as necessary or appropriate in connection with your job responsibilities; (2) in conjunction with a regular report to equity holders; (3) in conjunction with any report to which the persons are entitled because of provisions of an investment management agreement or other similar document governing the operation of Schooner Investment Group LLC; (4) as otherwise may be required by law; or (5) after the information is otherwise publicly available.

5.             Relationships with Outside Vendors

Schooner Investment Group LLC associates should be careful when doing business on behalf of Schooner Investment Group LLC with outside vendors (“Vendors”) with which a Schooner Investment Group LLC employee has a financial interest or family or personal relationship.2  These situations may present a conflict of interest that would prevent the employee from acting solely in the best interests of Schooner Investment Group LLC and the investors in its funds, and without regard to the financial interest or family or personal relationship.  When an employee learns that Schooner Investment Group LLC is, or is considering, doing business with a Vendor with which an employee has a financial, family, or personal relationship, the employee should disclose that information immediately to the Compliance Officer.  While there is no absolute prohibition against holding a financial interest in or having a family or personal relationship with a Vendor, we must examine these situations, preferably before the relationship with Schooner Investment Group LLC begins, so that we can evaluate any potential conflicts of interest.

[2]	See Exhibit A.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

In evaluating these situations, we will presume a conflict of interest exists when an employee who has a financial, family, or personal relationship with a Vendor approves the use of the Vendor, or negotiates the terms of the agreement with the Vendor.  Certain mitigating facts can overcome this presumption.  Factors that will be considered include the significance of the financial interest, the degree of the family or personal relationship, and whether we can figure out the fairness of the price of the goods or services independently.

SECTION V.
POTENTIAL CONSEQUENCES OF VIOLATIONS OF THE CODE OF ETHICS; RESPONSIBILITIES OF SUPERVISORS

Schooner Investment Group LLC regards any violation of the Code of Ethics as a serious breach of firm rules.  Therefore, any employee who violates any element of the Code of Ethics may be subject to disciplinary action, including suspension or dismissal.  Moreover, all associates should be aware that failure to comply with certain elements of Schooner’s Code of Ethics may constitute a violation of federal and state law, and may subject that employee and the firm to a wide range of criminal or civil liability.  All associates who have supervisory responsibility should ensure that the associates they supervise, including temporary associates and contractors, are familiar with and comply with the Code of Ethics.  The Compliance Officer is responsible for overseeing compliance with Schooner’s Personal Securities Trading Policy.  Any employee who becomes aware of a violation or a potential violation of any element of Schooner’s Code of Ethics should notify Greg Levinson or the Compliance Officer immediately.

SECTION VI.
QUESTIONS CONCERNING THE CODE OF ETHICS

Given the potential consequences of violations of the Code of Ethics, we urge that all associates seek guidance with respect to issues that may arise.  Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations will inevitably arise that will require interpretation of the Code of Ethics to particular circumstances.  Please do not attempt to resolve such questions yourself.

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

Acknowledgment

I have read and understand these procedures and will comply in all respects with such procedures.

We have attached an additional copy of this page after Exhibit A.  Please sign that extra copy and return it to the employment administrator.  You should retain all of the remaining pages for your files.

Employee Name (please print)

Date	Signature

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

Exhibit A

FAMILY RELATIONSHIP DEFINITION

The term “family” shall mean:

(a)	Son or daughter, grandchild, stepchild, or adopted child;

(b)	Brother or sister;

(c)	Brother or sister by the half blood;

(d)	Stepbrother or stepsister;

(e)	Mother or father, ancestor of either;

(f)	Stepfather or stepmother, ancestor of either;

(g)	Son or daughter of brother or sister;

(h)	Brother or sister of father or mother;

(i)	Son-in-law, daughter-in-law, father-in-law, mother-in-law, brother-in-law, or sister-in-law;

(j)	Spouse; or

(k)	A person who, anytime during the calendar year, lives in the home of the employee or any relative listed in items (a) through (j);

Schooner                                                                                       Exh15-Code of Ethics
                     Investments

Acknowledgment

I have read and understand these procedures and will comply in all respects with such procedures.

We have attached an additional copy of this page after Exhibit A.  Please sign that extra copy and return it to the employment administrator.  You should retain all of the remaining pages for your files.

Employee Name (please print)

Date	Signature